EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2024 Third Quarter Results

Third Quarter Comparable Sales Increased 7.5%
Third Quarter Gross Margin increased 140 basis points to 35.2%
Third Quarter Earnings Per share improved to $0.06 from ($0.12)
Fourth Quarter Comparable Sales Guidance up 6.0% - 7.5%

LYNNWOOD, Wash., Dec. 05, 2024 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the third quarter ended November 2, 2024.

Net sales for the third quarter ended November 2, 2024 (13 weeks) increased 2.9% to $222.5 million from $216.3 million in the third quarter ended October 28, 2023 (13 weeks). Comparable sales for the thirteen weeks ended November 2, 2024 increased 7.5%. The shift in the retail calendar had a negative impact on the third quarter results, decreasing net sales growth by approximately 510 basis points. However, this shift positively affected net sales growth in the second quarter. Comparable sales growth, as reported, is not impacted by the calendar shift and provides a more accurate measure of operating performance. Net income in the third quarter of fiscal 2024 was $1.2 million, or $0.06 per share, compared to a net loss of $2.2 million, or $0.12 per share, in the third quarter of the prior fiscal year.

Total net sales for the nine months (39 weeks) ended November 2, 2024 increased 2.8% to $610.0 million from $593.7 million reported for the nine months (39 weeks) ended October 28, 2023. Comparable sales increased 3.2% for thirty-nine weeks ended November 2, 2024. Net loss for the first nine months of fiscal 2024 was $16.5 million, or $0.86 per share, compared to a net loss for the first nine months of fiscal 2023 of $29.1 million, or $1.51 per share.

As of November 2, 2024, the Company had cash and current marketable securities of $99.3 million compared to cash and current marketable securities of $135.8 million as of October 28, 2023. The decrease was primarily driven by share repurchases and capital expenditures partially offset by cash flow from operations.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “The strategic initiatives we have been executing this year have contributed to a noticeable increase in sales trends. Fueled by growing strength in our North American business, consolidated comparable sales sequentially accelerated 390 basis points to high-single digits in the third quarter. We experienced strong gains in our apparel and footwear categories as consumers have responded favorably to our refined product assortments and enhanced customer engagement tactics. We still have much work to do improving profitability and capitalizing on the opportunities we have created for the Company. Our results during back-to-school and the start of the holiday season represent solid progress toward these goals and we are committed to building on our momentum to deliver greater value for our shareholders next year and over the long term.”

Fourth Quarter To-Date
Total fourth quarter-to-date total sales for the 31 days ending December 3, 2024 increased 10.0%, compared with the same 31-day time period in the prior year ended November 28, 2023. Total comparable sales for the 31-day period ending December 3, 2024 increased 2.9% from the comparable period in the prior year.

Fiscal 2024 Fourth Quarter Outlook
The Company is introducing guidance for the three months ending February 1, 2025. Net sales are projected to be in the range of $284 to $288 million. Consolidated operating margins are expected to be between 6.0% and 7.5% resulting in earnings per diluted share of approximately $0.83 to $0.93.

The Company has opened 6 new stores in fiscal 2024, with one additional store opening planned in the fourth quarter. These 7 new stores opened during the year include 3 stores in North America, 2 stores in Europe and 2 stores in Australia. We expect to close approximately 33 stores throughout fiscal 2024 by the end of the year.

Conference call Information
To access the conference call, please pre-register using this link (Registration Link) Registrants will receive confirmation with dial-in details. The conference call will also be available to interested parties through a live webcast at https://ir.zumiez.com. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at https://ir.zumiez.com.

About Zumiez Inc.
Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of November 30, 2024, we operated 752 stores, including 592 in the United States, 46 in Canada, 87 in Europe and 27 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement
Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations, but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2023 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	November 2, 2024	% of Sales	October 28, 2023	% of Sales
Net sales	$222,475	100.0%	$216,339	100.0%
Cost of goods sold	144,161	64.8%	143,135	66.2%
Gross profit	78,314	35.2%	73,204	33.8%
Selling, general and administrative expenses	75,946	34.1%	73,361	33.9%
Operating income (loss)	2,368	1.1%	(157)	-0.1%
Interest income, net	1,013	0.5%	948	0.4%
Other expense, net	(217)	-0.1%	(1,037)	-0.4%
Profit (loss), before income taxes	3,164	1.5%	(246)	-0.1%
Provision for income taxes	2,005	0.9%	1,985	0.9%
Net income (loss)	$1,159	0.6%	$(2,231)	-1.0%
Basic income (loss) per share	$0.06		$(0.12)
Diluted income (loss) per share	$0.06		$(0.12)
Weighted average shares used in computation of income (loss) per share
Basic	18,463		19,327
Diluted	18,881		19,327

	Nine Months Ended
	November 2, 2024	% of Sales	October 28, 2023	% of Sales
Net sales	$610,042	100.0%	$593,664	100.0%
Cost of goods sold	408,035	66.9%	409,425	69.0%
Gross profit	202,007	33.1%	184,239	31.0%
Selling, general and administrative expenses	220,187	36.0%	216,243	36.3%
Operating loss	(18,180)	-2.9%	(32,004)	-5.3%
Interest income, net	3,463	0.6%	2,581	0.4%
Other expense, net	(1,163)	-0.2%	(1,156)	-0.2%
Loss before income taxes	(15,880)	-2.5%	(30,579)	-5.1%
Provision for (benefit from), income taxes	587	0.1%	(1,456)	-0.2%
Net loss	$(16,467)	-2.6%	$(29,122)	-4.9%

Basic loss per share	$(0.86)		$(1.51)
Diluted loss per share	$(0.86)		$(1.51)
Weighted average shares used in computation of loss per share:
Basic	19,070		19,278
Diluted	19,070		19,278

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	November 2, 2024	February 3, 2024	October 28, 2023
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$48,542	$88,875	$48,968
Marketable securities	50,760	82,704	86,857
Receivables	14,927	13,780	23,022
Inventories	187,230	128,827	175,882
Prepaid expenses and other current assets	16,923	12,401	11,315
Total current assets	318,382	326,587	346,044
Fixed assets, net	84,783	90,508	92,925
Operating lease right-of-use assets	192,721	196,775	212,984
Goodwill	15,376	15,374	55,145
Intangible assets, net	14,224	14,200	13,819
Deferred tax assets, net	8,553	8,623	10,788
Other long-term assets	11,935	12,159	11,321
Total long-term assets	327,592	337,639	396,982
Total assets	$645,974	$664,226	$743,026

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$72,537	$38,885	$74,337
Accrued payroll and payroll taxes	18,965	18,431	18,756
Operating lease liabilities	59,084	60,885	69,084
Other current liabilities	19,527	25,886	19,602
Total current liabilities	170,113	144,087	181,779
Long-term operating lease liabilities	151,981	159,877	176,233
Other long-term liabilities	6,792	7,052	5,550
Total long-term liabilities	158,773	166,929	181,783
Total liabilities	$328,886	$311,016	$363,562

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 19,171 shares issued and outstanding at November 2, 2024 and 19,833 shares issued and outstanding at February 3, 2024	201,853	196,144	194,230
Accumulated other comprehensive loss	(19,185)	(19,027)	(24,347)
Retained earnings	134,420	176,093	209,581
Total shareholders’ equity	317,088	353,210	379,464
Total liabilities and shareholders’ equity	$645,974	$664,226	$743,026

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Nine Months Ended
	November 2, 2024	October 28, 2023
Cash flows from operating activities:
Net loss	$(16,467)	$(29,122)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation, amortization and accretion	16,507	16,209
Noncash lease expense	48,424	51,607
Deferred taxes	(324)	(3,014)
Stock-based compensation expense	5,110	5,108
Impairment of long-lived assets	535	925
Other	1,378	943
Changes in operating assets and liabilities:
Receivables	484	(1,767)
Inventories	(59,401)	(43,186)
Prepaid expenses and other assets	(152)	(273)
Trade accounts payable	31,956	34,270
Accrued payroll and payroll taxes	540	2,684
Income taxes payable	(578)	252
Operating lease liabilities	(55,565)	(52,656)
Other liabilities	(6,437)	(4,902)
Net cash used in operating activities	(33,990)	(22,922)
Cash flows from investing activities:
Additions to fixed assets	(10,012)	(16,210)
Purchases of marketable securities	(1,967)	(28,679)
Sales and maturities of marketable securities and other investments	34,077	34,506
Net cash provided by (used in) investing activities	22,098	(10,383)
Cash flows from financing activities:
Proceeds from revolving credit facilities	3,220	25,682
Payments on revolving credit facilities	(3,220)	(25,682)
Proceeds from issuance and exercise of stock-based awards	736	890
Payments for tax withholdings on equity awards	(130)	(185)
Repurchase of common stock, including taxes	(25,206)	-
Net cash (used in) provided by financing activities	(24,600)	705
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(242)	(1,643)
Net decrease in cash, cash equivalents, and restricted cash	(36,734)	(34,243)
Cash, cash equivalents, and restricted cash, beginning of period	94,284	88,453
Cash, cash equivalents, and restricted cash, end of period	$57,550	$54,210
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$1,961	$1,686
Accrual for purchases of fixed assets	2,218	2,780

Company Contact:
Darin White
Vice President of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200